THE CIT GROUP/SALES FINANCING, INC.
                       -----------------------------------
                          ANNUAL OFFICER'S CERTIFICATE
                          ----------------------------


         The undersigned certifies that he is a Vice President of The CIT Group/Sales Financing, Inc., a corporation organized under the laws of Delaware ("CITSF"), and that as such he is duly authorized to execute and deliver this certificate on behalf of CITSF in connection with the Sale and Servicing Agreement, dated as of August 1, 1995 (the "Agreement"), among CITSF, The CIT Group Securitization Corporation II and The Chase Manhattan Bank, N.A., as Trustee (all capitalized terms used herein without definition having the respective meanings specified in the Agreement), and further certifies that a review of the activities of CITSF and of its performance of its obligations has been made under his supervision and to the best of his knowledge, CITSF has fulfilled its obligations under the Agreement.


         IN WITNESS WHEREOF, I have affixed hereto my signature this 26th day of June, 1996.




                                               /s/ Frank Garcia
                                               -----------------
                                               Name:  Frank Garcia
                                               Title: Vice President








March 25, 1996

                             MANAGEMENT'S ASSERTION
                             ----------------------


As of and for the year ended December 31, 1995, The CIT Group Sales/Financing, Inc. (the Company) has complied in all material respects with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $50 million and $5 million respectively.

                      The CIT Group/Sales Financing, Inc.


                      /s/ James J. Egan
                      --------------------------------
                      James J. Egan, Jr.
                      President and Chief Executive Officer


                      /s/ Richard W. Bauerband
                      ------------------------
                      Richard W. Bauerband
                      Executive Vice President


                      /s/ Christine L. Reilly
                      -----------------------------
                      Christine L. Reilly
                      Vice President and Controller

                           MINIMUM SERVICING STANDARDS
                           ---------------------------

I.       CUSTODIAL BANK ACCOUNTS

         1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

              - be mathematically accurate;
              - be prepared within forty-five (45) calendar days after the cutoff date;
              - be reviewed and approved by someone other than the person who prepared the reconciliation; and
              - document explanations for reconciling items.  These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

         2. Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

         3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

         4. Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II.      MORTGAGE PAYMENTS

         1. Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt (with the exception of securitization servicing contracts for which custodial accounts are not applicable).

         2. Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

         3. Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

         4. Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.

III.     DISBURSEMENTS

         1. Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

         2. Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

         3. Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

         4. Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

         5. Amounts remitted to investors per the servicer's investor reports shall agree with the canceled checks, or other form of payment, or custodial bank statements.


         6. Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV.      INVESTOR ACCOUNTING AND REPORTING

         1. The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.       MORTGAGOR LOAN ACCOUNTING

         1. The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.


         2. Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.

         3. Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

         4. Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws. (A compilation of state laws relating to the payment of interest on escrow accounts may be obtained through the MBA's FAX ON DEMAND service. For more information, contact MBA).

VI.      DELINQUENCIES

         1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

VII.     INSURANCE POLICIES

     1. A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management assertion.

                            Annual Statement of Trust
                          The CIT RV Owner Trust 1995-B
                        Class A 6.50% Asset Backed Notes
                         6.85% Asset Backed Certificates
     For the Period August 31, 1995 (Date of Inception) to December 31,1995

1. Aggregate Principal and Interest Received on Loans             25,148,501.22

2. Aggregate Amount of Liquidation Proceeds                           82,284.97

3. Aggregate Net Servicer  Advances                                   73,982.65

4. Aggregate Amount of Non-Reimbursable Servicer Payments              4,075.82

5. Investment Earnings on the Prefunding and Capitalized
     Interest Accounts                                               152,720.18

6. Investment Earnings on the Collection Account                       2,791.84

7. Aggregate Servicing Fees                                          763,099.33

8. Interest Payment on Cash Collateral Loan                           14,463.67

9. Aggregate Distribution made in respect of Interest:
    (a) Note interest @ 6.50%                                      4,899,622.90
    (b) Certificate @ 6.85%                                          342,500.00
                                                       ------------------------
           Total Interest Distribution                             5,242,122.90

10. Aggregate Distribution made in respect of Principal:
    (a) Note                                                      17,775,940.27
    (b) Certificate                                                           -
                                                       ------------------------
           Total Principal Distribution                           17,775,940.27

11. Aggregate Amounts to Holder of GP Interest                     2,155,760.54

Delinquency Information at 12/31/95              Amount               Number
- -----------------------------------              -------              ------
     (a) 31-59 Days                           1,513,317.68                58
     (b) 60-89 Days                             598,266.52                17
     (c) 90 Days or more                        433,761.35                10

Repossession Inventory at 12/31/95              273,836.52                 5

Contracts Liquidated in 1995                    100,763.59                 7